EXHIBIT 23.3
Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS
302 FORT WORTH CLUB BUILDING
306 WEST SEVENTH STREET
FORT WORTH, TEXAS 76102-4987
(817) 336-2461
CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.
     The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form SB-2 of Foothills Resources, Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Foothills Resources, Inc.’s oil and gas reserves as of January 1, 2007.
     We further consent to the reference to this firm under heading “Experts.”

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
July 26, 2007